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As filed with the Securities and Exchange Commission on September 27, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TETRA TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4148514
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

670 North Rosemead Boulevard
Pasadena, California 91107
(626) 351-4664
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

LI-SAN HWANG
President and Chief Executive Officer
Tetra Tech, Inc.
670 North Rosemead Boulevard
Pasadena, California 91107
(626) 351-4664
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

JANIS B. SALIN
Riordan & McKinzie
300 South Grand Avenue
29th Floor
Los Angeles, California 90071

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

Common Stock, $.01 par value	152,411 shares	$22.05	$3,360,662.55	$840.17

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION Dated September 27, 2001

TETRA TECH, INC.

152,411 Shares of Common Stock

    The stockholders of Tetra Tech, Inc. listed herein are offering and selling 152,411 shares of Common Stock of Tetra Tech, Inc. under this prospectus.

Investing in Tetra Tech, Inc. Common Stock involves risks.
See Risk Factors beginning on page 2.

    One of the selling stockholders obtained her shares of Common Stock on September 26, 2001 in connection with Tetra Tech, Inc.'s acquisition of Sciences International, Inc. The other selling stockholder obtained its shares of Common Stock on September 26, 2001 in connection with Tetra Tech, Inc.'s acquisition of certain assets of Shepherd Miller, Inc. Some or all of the selling stockholders expect to sell their shares.

    The selling stockholders may offer their shares of Common Stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

    Tetra Tech, Inc. Common Stock is traded on the Nasdaq National Market under the symbol "TTEK." On September 26, 2001 the closing price of the Common Stock on the Nasdaq National Market was $22.05 per share.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September      , 2001

THE COMPANY

    Tetra Tech, Inc. is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure and communications. As a specialized management consultant, we assist our clients in defining problems and developing innovative and cost-effective solutions. Our management consulting services are complemented by our technical services. These technical services, which implement solutions, include research and development, applied science, engineering and architectural design, construction management, and operations and maintenance. Our clients include a diverse base of public and private organizations located in the United States and internationally.

    Since our initial public offering in December 1991, we have increased the size and scope of our business and have expanded our service offerings through a series of strategic acquisitions and internal growth. We have more than 7,400 employees located in more than 150 offices worldwide.

    Our principal executive offices are located at 670 North Rosemead Boulevard, Pasadena, California 91107, and our telephone number is (626) 351-4664. Our website is located at www.tetratech.com. Information contained in our website is not a part of this prospectus.

USE OF PROCEEDS

    The selling stockholders are offering all of the shares of Common Stock covered by this prospectus. We will not receive any proceeds from the sales of these shares.

RISK FACTORS

    An investment in the shares of Common Stock offered by this prospectus involves a high degree of risk. You should carefully review the following risk factors as well as the other information set forth in this prospectus before making an investment.

    Some of the information in this prospectus or incorporated by reference in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or of our future financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our Common Stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and operating results and that upon the occurrence of any of these events, the trading price of our Common Stock could decline and you could lose all or part of your investment.

There are risks associated with our acquisition strategy that could adversely impact our business and operating results

    A significant part of our growth strategy is to acquire other companies that complement our lines of business or that broaden our geographic presence. During fiscal 2000, we purchased nine companies in eight separate transactions. During the nine months ended July 1, 2001, we purchased nine companies in eight separate transactions. We expect to continue to acquire companies as an element of our growth strategy. Acquisitions involve certain risks that could cause our actual growth or operating results to differ from our expectations or the expectations of security analysts. For example:

  •
  We may not be able to identify suitable acquisition candidates or to acquire additional companies on favorable terms;

  •
  We compete with others to acquire companies. Competition may increase and may result in decreased availability or increased price for suitable acquisition candidates;

  •
  We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions;

  •
  We may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a company;

  •
  We may fail to successfully integrate or manage these acquired companies due to differences in business backgrounds or corporate cultures;

  •
  These acquired companies may not perform as we expect;

  •
  We may find it difficult to provide a consistent quality of service across our geographically diverse operations; and

  •
  If we fail to successfully integrate any acquired company, our reputation could be damaged. This could make it more difficult to market our services or to acquire additional companies in the future.

In addition, our acquisition strategy may divert management's attention away from our primary service offerings, result in the loss of key clients or personnel and expose us to unanticipated liabilities.

    Finally, acquired companies that derive a significant portion of their revenues from the Federal government and that do not follow the same cost accounting policies and billing procedures as we do may be subject to larger cost disallowances for greater periods than we typically encounter. If we fail to determine the existence of unallowable costs and establish appropriate reserves in advance of an acquisition we may be exposed to material unanticipated liabilities, which could have a material adverse effect on our business.

Our quarterly operating results may fluctuate significantly, which could have a negative effect on the price of our Common Stock

    Our quarterly revenues, expenses and operating results may fluctuate significantly because of a number of factors, including:

  •
  The seasonality of the spending cycle of our public sector clients, notably the Federal government;

  •
  Employee hiring and utilization rates;

  •
  The number and significance of client engagements commenced and completed during a quarter;

  •
  Credit worthiness and solvency of clients;

  •
  The ability of clients to terminate engagements without penalties;

  •
  Delays incurred in connection with an engagement;

  •
  The size and scope of engagements;

  •
  The timing of expenses incurred for corporate initiatives;

  •
  The timing and size of the return on investment capital; and

  •
  General economic and political conditions.

Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter and could result in net losses.

The value of our Common Stock could continue to be volatile

    The trading price of our Common Stock has fluctuated widely. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. The overall market and the price of our Common Stock may continue to fluctuate greatly. The trading price of our Common Stock may be significantly affected by various factors, including:

  •
  Quarter to quarter variations in our operating results;

  •
  Changes in environmental legislation;

  •
  Changes in investors' and analysts' perception of the business risks and conditions of our business;

  •
  Broader market fluctuations; and

  •
  General economic or political conditions.

If we are not able to successfully manage our growth strategy, our business and results of operations may be adversely affected

    We are growing rapidly. Our growth presents numerous managerial, administrative, operational and other challenges. Our ability to manage the growth of our operations will require us to continue to improve our operational, financial and human resource management information systems and our other internal systems and controls. In addition, our growth will increase our need to attract, develop, motivate and retain both our management and professional employees. The inability of our management to manage our growth effectively or the inability of our employees to achieve anticipated performance or utilization levels, could have a material adverse effect on our business.

The loss of key personnel or our inability to attract and retain qualified personnel could significantly disrupt our business

    We depend upon the efforts and skills of our executive officers, senior managers and consultants. With limited exceptions, we do not have employment agreements with any of these individuals. The loss of the services of any of these key personnel could adversely affect our business. Although we have obtained non-compete agreements from certain principals and stockholders of companies we have acquired, we generally do not have non-compete or employment agreements with key employees who were not once equity holders of these companies. We do not maintain key-man life insurance policies on any of our executive officers or senior managers.

    Our future growth and success depends on our ability to attract and retain qualified scientists and engineers. The market for these professionals is competitive and we may not be able to attract and retain such professionals.

Changes in existing laws and regulations could reduce the demand for our services

    A significant amount of our resource management business is generated either directly or indirectly as a result of existing Federal and state governmental laws, regulations and programs. Any changes in these laws or regulations that reduce funding or affect the sponsorship of these programs could reduce the demand for our services and could have a material adverse effect on our business.

Our revenue from agencies of the Federal government is concentrated, and a reduction in spending by these agencies could adversely affect our business and operating results

    Agencies of the Federal government are among our most significant clients. During the nine months ended July 1, 2001, approximately 25.0% of our net revenue was derived from Federal agencies, of which 12.8% was derived from the Department of Defense (DOD), 8.8% from the Environmental Protection Agency (EPA), 1.2% from the Department of Energy (DOE), and 2.2% from various other Federal government agencies. Some contracts with Federal government agencies require annual funding approval and may be terminated at their discretion. A reduction in spending by Federal government agencies could limit the continued funding of our existing contracts with them and could limit our ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on our business.

Our revenue from commercial clients is significant, and the credit risks associated with certain of these clients could adversely affect our operating results

    During the nine months ended July 1, 2001, approximately 53.4% of our net revenue was derived from commercial clients. We rely upon the financial stability and credit worthiness of these clients. To the extent the credit quality of these clients deteriorates or these clients seek bankruptcy protection, our ability to collect our receivables, and ultimately our operating results, may be adversely affected.

    On July 2, 2001, our client, Metricom, Inc. ("Metricom"), filed for protection under Chapter 11 of the U.S. Bankruptcy Code. At the time of filing, we had outstanding accounts receivable with Metricom in the aggregate amount of $38.3 million. Potential proceeds from the resolution of this bankruptcy proceeding cannot be reasonably estimated at this time.

Our contracts with governmental agencies are subject to audit, which could result in the disallowance of certain costs

    Contracts with the Federal government and other governmental agencies are subject to audit. Most of these audits are conducted by the Defense Contract Audit Agency (DCAA), which reviews our overhead rates, operating systems and cost proposals. The DCAA may disallow costs if it determines that we accounted for these costs incorrectly or in a manner inconsistent with Cost Accounting Standards. A disallowance of costs by the DCAA, or other governmental auditors, could have a material adverse effect on our business.

Our business and operating results could be adversely affected by losses under fixed-price contracts or termination of contracts at the client's discretion

    We contract with Federal and state governments as well as with the commercial sector. These contracts are often subject to termination at the discretion of the client with or without cause. Additionally, we enter into various types of contracts with our clients, including fixed-price and fixed-unit price contracts. In the nine months ended July 1, 2001, approximately 43.4% of our net revenue was derived from fixed-price contracts and fixed-unit price contracts. Fixed-price contracts protect clients and expose us to a number of risks. These risks include underestimation of costs, problems with new technologies, unforeseen costs or difficulties, delays beyond our control and economic and other changes that may occur during the contract period. Losses under fixed-price contracts or termination of contracts at the discretion of the client could have a material adverse effect on our business.

Our inability to find qualified subcontractors could adversely affect the quality of our service and our ability to perform under certain contracts

    Under some of our contracts, we depend on the efforts and skills of subcontractors for the performance of certain tasks. Reliance on subcontractors varies from project to project. During the nine months ended July 1, 2001, subcontractor costs comprised 24.6% of our gross revenue. The absence of qualified subcontractors with whom we have a satisfactory relationship could adversely affect the quality of our service and our ability to perform under some of our contracts.

Our industry is highly competitive and we may be unable to compete effectively

    We provide specialized management consulting and technical services to a broad range of public and private sector clients. The market for our services is highly competitive and we compete with many other firms. These firms range from small regional firms to large national firms which have greater financial and marketing resources than ours.

    We focus primarily on the resource management, infrastructure and communications business areas. We provide services to our clients which include Federal, state and local agencies, and organizations in the private sector.

    We compete for projects and engagements with a number of competitors which can vary from 10 to 100 firms. Historically, clients have chosen among competing firms based on the quality and timeliness of the firm's service. We believe, however, that price has become an increasingly important factor.

    We believe that our principal competitors include, in alphabetical order, Black & Veatch LLP; Brown & Caldwell; Castle Tower Corporation; CH2M Hill Companies Ltd.; EA Engineering, Science & Technology, Inc.; Earth Tech, Inc.; IT Group Inc.; Mastec, Inc.; Montgomery Watson; o2wireless Solutions, Inc.; Quanta Services; Roy F. Weston, Inc.; Science Applications International Corporation; URS Corporation and Wireless Facilities, Inc.

Our services expose us to significant risks of liability and our insurance policies may not provide adequate coverage

    Our services involve significant risks of professional and other liabilities which may substantially exceed the fees we derive from our services. Our business activities could expose us to potential liability under various environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA). In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of such potential liabilities.

    We currently maintain comprehensive general liability, umbrella and professional liability insurance policies. We believe that our insurance policies are adequate for our business operations. Professional liability policies are "claims made" policies. Thus, only claims made during the term of the policy are covered. Should we terminate our professional liability policy and not obtain retroactive coverage, we would be uninsured for claims made after termination even if these claims are based on events or acts that occurred during the term of the policy. Additionally, our insurance policies may not protect us against potential liability due to various exclusions and retentions. In addition, if we expand into new markets, we may not be able to obtain insurance coverage for such activities or, if insurance is obtained, the dollar amount of any liabilities incurred could exceed our insurance coverage. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

We may be precluded from providing certain services due to conflict of interest issues

    Many of our clients are concerned about potential or actual conflicts of interest in retaining management consultants. Federal government agencies have formal policies against continuing or awarding contracts that would create actual or potential conflicts of interest with other activities of a contractor. These policies, among other things, may prevent us from bidding for or performing contracts resulting from or relating to certain work we have performed for the government. In addition, services performed for a private client may create a conflict of interest that precludes or limits our ability to obtain work from other public or private organizations. We have, on occasion, declined to bid on projects because of these conflicts of interest issues.

Our international operations expose us to risks such as foreign currency fluctuations

    During the nine months ended July 1, 2001, approximately 3.6% of our net revenue was derived from the international marketplace. Some contracts with our international clients are denominated in foreign currencies. As such, these contracts contain inherent risks including foreign currency exchange risk and the risk associated with expatriating funds from foreign countries. If our international revenue increases, our exposure to foreign currency fluctuations will also increase. We periodically enter into forward exchange contracts to address certain foreign currency fluctuations.

SELLING STOCKHOLDERS

    We acquired Sciences International, Inc., a Delaware corporation ("SII"), pursuant to the terms of an Agreement and Plan of Reorganization dated September 26, 2001 among Tetra Tech, SII, SII Acquisition Corporation and the sole shareholder of SII (the "SII Acquisition"). In connection with the SII Acquisition, we issued to the SII shareholder an aggregate of 110,007 shares of our Common Stock.

    We acquired certain assets of Shepherd Miller, Inc., a Colorado corporation ("SMI"), pursuant to the terms of an Asset Purchase Agreement dated September 26, 2001 among Tetra Tech, MFG, Inc., SMI and certain shareholders of SMI (the "SMI Acquisition"). In connection with the SMI Acquisition, we issued to SMI 42,404 shares of our Common Stock.

    Under a Registration Rights Agreements dated as of September 26, 2001, we agreed to register the shares of Common Stock issued to the former SII shareholder and to SMI, and to use commercially reasonable efforts to keep the registration statement effective until the date on which the selling stockholders may sell their shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), without any volume limitation. Our registration of the shares of Common Stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

    The shares listed below represent all of the shares that each selling stockholder currently owns of our Common Stock. Except as otherwise noted, we know of no agreements among our stockholders which relate to voting or investment power over our Common Stock. Except as otherwise noted, the address of the first selling stockholder is c/o Sciences International, Inc., 1800 Diagonal Road, Suite 500, Alexandria, VA 22314, and the address of Shepherd Miller, Inc. is 3801 Automation Way, Suite 100, Fort Collins, CO 80525.

Names	Shares Beneficially Owned Prior to Offering	%	Number of Shares Offered
Elizabeth Anderson	110,007	*	110,007
Shepherd Miller, Inc.	42,404	*	42,404

*
Represents less than 1% of the outstanding shares of Common Stock.

    Elizabeth Anderson is an employee of SII. No selling stockholder has had any material relationship with us, or any of our predecessors or affiliates, other than as an employee. Because the selling stockholders may sell all or part of their shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by any selling stockholder upon termination of any offering made hereby.

PLAN OF DISTRIBUTION

    We are registering the shares of Common Stock on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this Prospectus. This Prospectus may also be used by transferees of the selling stockholders or by other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of Common Stock. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. The selling stockholders will bear brokerage commissions and any similar selling expenses associated with the sale of shares.

    The selling stockholders may offer their shares of Common Stock at various times in one or more of the following transactions:

  •
  on the Nasdaq National Market;

  •
  in the over-the-counter market;

  •
  in transactions other than on the Nasdaq National Market or in the over-the-counter market;

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  in connection with short sales of the shares of Common Stock;

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  by pledge to secure debts and other obligations;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

  •
  in any combination of any of the above transactions.

    In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares may be resold pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from purchasers of shares for whom they acted as agents.

    The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

    The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

    Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market.

    The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

    Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) other facts material to the transaction. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at "http: //www.sec.gov."

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  1.
  Annual Report on Form 10-K for the fiscal year ended October 1, 2000, as filed with the SEC on December 29, 2000;

  2.
  Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000, as filed with the SEC on February 14, 2001;

  3.
  Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2001, as filed with the SEC on May 16, 2001, as amended by Amendment No. 1 and Amendment No. 2;

  4.
  Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2001, as filed with the SEC on August 15, 2001;

  5.
  Definitive Proxy Statement for the 2001 Annual Meeting of Stockholders, as filed with the SEC on December 29, 2000;

  6.
  Definitive Consent Solicitation Statement, as filed with the SEC on May 31, 2001;

  7.
  Current Report on Form 8-K, as filed with the SEC on July 6, 2001;

  8.
  Current Report on Form 8-K, as filed with the SEC on July 19, 2001; and

  9.
  The description of the Common Stock set forth in the Registration Statement on Form 8-A dated November 13, 1991, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings, at no cost, by writing or telephoning James M. Jaska as follows:

        Tetra Tech, Inc.
        Attention: Investor Relations
        670 North Rosemead Boulevard
        Pasadena, California 91107
        (626) 351-4664

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed on for us by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain principals of Riordan & McKinzie own shares of Common Stock.

EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended October 1, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The following is a statement of estimated expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$841
Legal fees	5,000
Accountants' fees	2,000
Blue Sky qualification fees and expenses	1,000
Transfer Agent fees	1,000
Miscellaneous	1,000

Total	$10,841

    All of the above amounts, except for the SEC registration fee, have been estimates.

Item 15.  Indemnification of Directors and Officers

    Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

    The Company's By-Laws provides for indemnification of persons to the fullest extent permitted by the Delaware Corporation Law.

    In accordance with the Delaware Corporation Law, the Company's Certificate of Incorporation, as amended, limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived any improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the Federal securities laws.

II–1

Item 16.  Exhibits.

Exhibit Number	Description
5	Opinion of Riordan & McKinzie, a Professional Corporation.
23.1	Consent of Deloitte & Touche LLP.
23.3	Consent of Riordan & McKinzie (included in Exhibit 5).
24	Powers of Attorney with respect to the Company (included on page II-4).

Item 17.  Undertakings.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, State of California on the 27th day of September, 2001.

TETRA TECH, INC.

By:	/s/ LI-SAN HWANG Li-San Hwang Chairman of the Board, Chief Executive Officer and President

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Li-San Hwang and James M. Jaska, and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LI-SAN HWANG Li-San Hwang	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	September 27, 2001
/s/ JAMES M. JASKA James M. Jaska	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 27, 2001
/s/ J. CHRISTOPHER LEWIS J. Christopher Lewis	Director	September 27, 2001
/s/ PATRICK C. HADEN Patrick C. Haden	Director	September 27, 2001
/s/ JAMES J. SHELTON James J. Shelton	Director	September 27, 2001
/s/ DANIEL A. WHALEN Daniel A. Whalen	Director	September 27, 2001

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THE COMPANY
USE OF PROCEEDS
RISK FACTORS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES